Exhibit 10.1

BANK OF AMERICA, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

One Bryant Park

New York, NY 10036

March 17, 2015

Microsemi Corporation

One Enterprise

Aliso Viejo, CA 92656

Attention:	John Hohener, Executive Vice President, CFO, Secretary and Treasurer Steve Litchfield, Executive Vice President and Chief Strategy Officer

Project Waterloo

Commitment Letter

Ladies and Gentlemen:

Microsemi Corporation (“you” or the “Borrower”) has advised each of Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch” and collectively, the “Commitment Parties”, “we” or “us”) that you intend to acquire 100% of the outstanding capital stock of a company previously identified to us as “Waterloo” (the “Acquired Business”) pursuant to a tender offer followed by a merger of a newly created wholly-owned direct or indirect subsidiary of the Borrower (“Merger Sub”) with and into the Acquired Business, with the Acquired Business surviving such merger as your wholly-owned subsidiary. The Borrower, the Acquired Business and their respective subsidiaries are collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance the Acquisition with (i) a $300 million Incremental Term Loan to the Borrower (the “Incremental Facility”), (ii) cash on hand of the Borrower and the Acquired Business and (iii) if necessary, borrowings by the Borrower of Revolving Loans (the “Revolving Loan Borrowings”). The Acquisition, the repayment of certain indebtedness of the Acquired Business (including all indebtedness under the Loan Agreement, dated as of August 23, 2007 (as amended, the “Existing Target Loan Agreement”), between the Acquired Business and Whitebox VSC, Ltd. (the “Target Loan Agreement Agent”) (which repayment for the avoidance of doubt may occur within 4 Business Days following the Closing Date) (the “Refinancing”), the entering into and funding of the Incremental Facility, any Revolving Loan Borrowings, the payment of the costs and expenses related thereto and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition and the funding of the Incremental Facility is referred to herein as the “Closing Date.”

1. Commitments. In connection with the foregoing, Bank of America is pleased to advise you of its commitment to provide 100% of the Incremental Facility (in such capacity, the “Initial Incremental Lender”) upon and subject to the terms set forth in this letter, in the Summary of Terms set forth in Annex I hereto (the “Summary of Terms”) and in Annex II hereto (collectively, the “Commitment Letter”), (b) Merrill Lynch is pleased to advise you of its willingness, and you hereby engage Merrill Lynch to act as sole and exclusive lead arranger and sole and exclusive bookrunner (in such capacities, the “Lead Arranger”) for the Incremental Facility, and in connection therewith to form a syndicate of lenders for the Incremental Facility (collectively, the “Lenders”) in consultation with you, including Bank of America. You agree that no other agents, co-agents, arrangers, coarrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in order to obtain its commitment to participate in the Incremental Facility unless you and we shall so agree. It is understood and agreed that Bank of America and Merrill Lynch will have “lead left” placement on all marketing materials relating to the Incremental Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books. Notwithstanding anything herein to the contrary, the commitments of the Initial Incremental Lender in respect of the Incremental Facility and the undertaking of the Lead Arranger to provide the services described herein are subject solely to the satisfaction of each of the conditions precedent set forth in Section 5 hereof, those set forth under the caption “Conditions Precedent to Incremental Borrowing” in the Summary of Terms and those set forth in Annex II hereto. All capitalized terms used and not otherwise defined herein shall have the meanings provided in that certain Amended and Restated Credit Agreement, dated as of October 13, 2011, by and among the Borrower, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”).

2. Syndication. The Lead Arranger intends to commence syndication of the Incremental Facility after your acceptance of the terms of this Commitment Letter and the Fee Letter related to the Incremental Facility. You agree to actively assist the Lead Arranger in achieving a syndication of the Incremental Facility that is reasonably satisfactory to the Lead Arranger until the earlier of Successful Syndication (as defined in the Fee Letter) and 90 days following the Closing Date; provided that we agree that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Incremental Facility and in no event shall the commencement or successful completion of the syndication of the Incremental Facility constitute a condition to the availability of the Incremental Facility on the Closing Date; provided that, notwithstanding the Lead Arranger’s rights to syndicate the Incremental Facility and receive commitments with respect thereto, no assignment shall become effective with respect to all or any portion of the Commitment Parties’ commitments in respect of the Incremental Facility until the funding of the Incremental Facility by such assignees and, unless you otherwise agree in writing, Bank of America shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arranger and the Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined) for each quarter for the first fiscal year following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Incremental Facility), (b) your preparation of an information memorandum with respect to the Incremental Facility for both Public Lenders and Private Lenders, in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of the Incremental Facility, (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships and the existing lending relationships of the Acquired Business, (d) your using commercially reasonable efforts to obtain prior to the commencement of the Marketing Period (as hereinafter defined), monitored public corporate credit or family ratings of the Borrower after giving effect to the Transaction and ratings of the Incremental Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and (e) your otherwise using your commercially reasonable efforts to assist the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make officers and advisors of the Acquired Business, available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders.

It is understood and agreed that the Lead Arranger will manage and control, in consultation with you, the syndication of the Incremental Facility, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of commitments among the Lenders. It is understood that no Lender participating in the Incremental Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at your discretion.

Prior to and until the earlier of the date (i) that a Successful Syndication (as defined in the Fee Letter) has been achieved and (ii) 90 days after the Closing Date, none of the Companies shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt of the Companies (other than the Incremental Facility or Incremental Term Loans in the form of term A loans arranged by Bank of America), including any renewals or refinancings of any existing debt, that would materially and adversely affect the syndication of the Incremental Facility without the prior written consent of the Lead Arranger.

3. Information Requirements. You hereby represent, warrant and covenant that (to the best of your knowledge with respect to the Acquired Business), (a) all written information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or any of its representatives in connection with any aspect of the Transaction, taken as a whole (the “Information”), is, or will be when furnished, correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections and other forward looking information concerning the Companies that have been or are hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or its representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time furnished; it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication (but not earlier than the Closing Date) and (i) 90 days following the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating the Incremental Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that (a) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information, the Projections, the

Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined) (collectively, the “Information Materials”) on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing “MNPI”), and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested by the Lead Arranger, you will assist us in preparing a customary additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials, (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom and (c) the Information Memorandum shall exculpate (x) us with respect to any liability related to the use and (y) us, you and the Companies with respect to the misuse, in each case, of the contents of the Information Memorandum or any related marketing material by the recipients thereof. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arranger on your behalf may, subject to the confidentiality and other provisions of this Commitment Letter, distribute the following documents to all prospective Lenders, unless you or your counsel advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Incremental Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Incremental Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the Fee Letter. You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arranger, and with respect to each appropriate jurisdiction, of one local counsel to the Lenders retained by the Lead Arranger and the reasonable due diligence expenses) incurred in connection with the Incremental Facility, the syndication thereof, the preparation of the Incremental Documentation therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Incremental Documentation is executed and delivered or any extensions of credit are made under the Incremental Facility. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, and each of their affiliates, successors and assigns and their respective officers, directors, employees,

agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one regulatory counsel (to the extent reasonably necessary), with respect to each appropriate jurisdiction, one local counsel and, in the case of an actual or perceived conflicts of interest, one conflicts counsel to all affected Indemnified Parties, taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Commitment Letter or (ii) the Incremental Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, bad faith or willful misconduct, (ii) a material breach of this Commitment Letter by such Indemnified Party or (iii) any proceeding not arising from any act or omission by the Borrower or its affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against the Lead Arranger or Administrative Agent in its capacity as such). In the case of a litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability to you, the Acquired Business or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors for any special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of the Transaction. You shall have no liability to an Indemnified Party for any special, indirect, consequential or punitive damages, provided that the foregoing shall not limit your indemnification obligations set forth above. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person). Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from (i) the gross negligence or willful misconduct of such Indemnified Party or (ii) a material breach of this Commitment Letter by such Indemnified Party, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault, culpability, wrong doing or a failure to act by or on behalf of such Indemnified Party.

5. Conditions to Financing. The commitment of the Initial Incremental Lender in respect of the Incremental Facility and the undertaking of the Lead Arranger to provide the services described herein are subject solely to the satisfaction of each of the conditions set forth under the caption “Conditions Precedent to Incremental Borrowing” in the Summary of Terms, in Annex II hereto and each of the following conditions precedent: (a) you shall have accepted the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”); (b) the negotiation of the Incremental Term Joinder (as defined in Annex I hereto) with respect to the Incremental Facility consistent with this Commitment Letter and the Fee Letter (the “Incremental Documentation”) and the execution and delivery of the Incremental Documentation by the Borrower and the Subsidiary Guarantors; (c) the conditions specified in Sections 2.4(a) and 6.2(c) of the Existing Credit Agreement, those set forth under the caption “Conditions Precedent to Incremental Borrowing” in the Summary of Terms and those set forth in Annex

II hereto (subject to the Certain Funds Provisions below); and (d) compliance with Section 8.7(i) of the Existing Credit Agreement. It is hereby understood and agreed that any obligation of Companies to deliver Collateral related to the Acquired Business and its subsidiaries or for any of the Acquired Business or its subsidiaries to become Subsidiary Guarantors shall be as set forth in Sections 7.10 and 7.11 of the Existing Credit Agreement (but in any event shall occur within 30 days following the Closing Date) and shall not be a condition precedent to the Incremental Facility.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Incremental Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations the accuracy of which shall be a condition to the availability of the Incremental Facility on the Closing Date shall be (i) the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement (as hereinafter defined) as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the representations set forth in Sections 5.3 (Corporate Existence; Compliance with Law), 5.4 (Power; Authorization; Enforceable Obligations), 5.5 (No Legal Bar), 5.11 (Federal Regulations), 5.14 (Investment Company Act; Other Regulations), 5.19 (Security Documents), 5.20 (Solvency), 5.21 (Senior Indebtedness) and 5.23 (Anti-Terrorism Laws) of the Existing Credit Agreement. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your officers, directors, employees, accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case, to the extent permitted by law, you agree to inform us promptly thereof) or to the extent requested or required by governmental and/or regulatory authorities, (iii) you may disclose this Commitment Letter and the contents hereof to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (iv) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any proxy or other public filing relating to the Acquisition in a manner to be mutually agreed upon, (v) you may disclose this Commitment Letter (but not the Fee Letter), and the contents hereof, to rating agencies, (vi) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum and (vii) to the extent portions thereof have been redacted in a manner to be mutually agreed upon, you may disclose the Fee Letter and the contents thereof to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iii) to the extent that such information is or becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates and its and their respective directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and are directed to comply with the terms of this paragraph, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Incremental Facility, in each case, who agree to be bound by the terms of this paragraph (or on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I and is supplied only on a confidential basis or (x) with your prior written consent. This paragraph shall terminate on the second anniversary of the date hereof (the “Execution Date”).

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Incremental Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you and the Subsidiary Guarantors, which information includes your and each Subsidiary Guarantor’s name and address and other information that will allow the Commitment Parties, as applicable, to identify you and such Subsidiary Guarantors in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 7 shall remain in full force and effect regardless of whether any Incremental Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Incremental Facility.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Incremental Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by either party without the prior written consent of each other party other than an assignment by a Commitment Party to its affiliate as provided in the following sentence (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates; provided that such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein; provided, further, that unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. In addition, the Commitment Parties may employ the services of affiliates or branches, and such affiliates or branches shall be entitled to the benefits afforded to, and subject to the provisions governing the conduct of, the Commitment Parties.

The commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) July 17, 2015, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Incremental Facility and (c) the termination of the Acquisition Agreement.

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Douglas M. Ingram
Name: Douglas M. Ingram
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Douglas M. Ingram
Name: Douglas M. Ingram
Title: Managing Director

Signature Page to Project Waterloo Commitment Letter

Accepted and agreed to as of the date first written above:

MICROSEMI CORPORATION

By:	/s/ John Hohener
Name: John Hohener
Title: Chief Financial Officer

Signature Page to Project Waterloo Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

INCREMENTAL CREDIT FACILITIES

The Incremental Facility will be provided pursuant to an incremental joinder (the “Incremental Term Joinder”) to the Existing Credit Agreement.

Borrower of Incremental Term Loans:	Microsemi Corporation, a Delaware corporation (the “Borrower”).

Subsidiary Guarantors:	Identical to the Existing Credit Agreement. The incremental term loans under the Incremental Facility will be guaranteed on a pari passu basis with the existing term loans under the Existing Credit Agreement.

Lead Arranger and Bookrunning Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) (“Merrill Lynch”) will act as sole lead arranger and sole bookrunning manager for the Incremental Facility (the “Lead Arranger”).

Lenders:	Bank of America and other banks, financial institutions and institutional lenders selected by the Lead Arranger in consultation with the Borrower.

Incremental Facility:	An aggregate principal amount of up to $300 million term loan facility, all of which will be drawn on the Closing Date consisting of a $300 million Incremental Term Loan to the Borrower (the “Incremental Facility”).

Purpose:	The proceeds of the borrowings under the Incremental Facility on the Closing Date will be used, together with the proceeds of the Revolving Loan Borrowings (if any) and cash on hand, to (i) finance the Acquisition, (ii) fund the Refinancing and (iii) pay fees and expenses incurred in connection with the Transaction.

Interest Rates:	The interest rates per annum applicable to the Incremental Facility will be, at the option of the Borrower, (i) the Eurodollar Rate (which shall include a floor of 0.75%) plus 2.75% or (ii) the Base Rate plus 1.75%.

Calculation of Interest and Fees:	Consistent with the Existing Credit Agreement.

Cost and Yield Protection:	Consistent with the Existing Credit Agreement.

Maturity:	February 19, 2020 (identical to the maturity date of the New Term Loans and Existing Incremental Term Loans under the Existing Credit Agreement).

Annex I-1

Scheduled Amortization:	Loans under the Incremental Facility will amortize in equal quarterly installments (commencing with the end of the first fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the Incremental Facility with the balance payable on the maturity date of the Incremental Facility.

Mandatory Prepayments and Commitment Reductions:	Consistent with the Existing Credit Agreement.

Optional Prepayments and Commitment Reductions:	Consistent with the Existing Credit Agreement, including a premium of 1.00% of the aggregate principal amount of an optional prepayment prior to the 6 month anniversary of the Closing Date (on terms consistent with the optional prepayment premium applicable to New Term Loans as set forth in the Existing Credit Agreement).

Security:	The loans under the Incremental Facility will be secured on a pari passu basis with the Term Loans under the Existing Credit Agreement.

Conditions Precedent to Incremental Borrowing:	The availability of the extensions of credit under the Incremental Facility on the Closing Date will be subject solely to (i) the making and accuracy of the representations and warranties set forth in Incremental Documentation, subject to the Certain Funds Provisions, in all material respects, (ii) the conditions set forth in Annex II to the Commitment Letter and (iii) the conditions set forth in Section 5 of the Commitment Letter.

Amendment Documentation:	The Incremental Documentation shall meet the requirements of the Existing Credit Agreement and contain the terms set forth in this Annex I (subject to the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Annex I, will be negotiated in good faith, shall be customary for transactions of this nature and reasonably satisfactory to the Borrower, the Lead Arranger, the Administrative Agent and the lenders party thereto.

Representations and Warranties:	Consistent with the Existing Credit Agreement.

Covenants:	Consistent with the Existing Credit Agreement.

Events of Default:	Consistent with the Existing Credit Agreement.

Assignments and Participations:	Consistent with the Existing Credit Agreement.

Waivers and Amendments:	Consistent with the Existing Credit Agreement.

Indemnification:	Consistent with the Existing Credit Agreement.

Annex I-2

Governing Law:	Consistent with the Existing Credit Agreement.

Costs and Yield Protection:	Consistent with the Existing Credit Agreement.

Expenses:	Consistent with the Existing Credit Agreement.

Counsel to the Lead Arranger:	Cahill Gordon & Reindel LLP.

Annex I-3

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The initial extensions of credit under the Incremental Facility will be subject to the following:

(i) The Acquisition shall have been or, substantially concurrently with the borrowing under the Incremental Facility shall be, consummated in accordance in all material respects with the terms of the definitive agreement relating to the Acquisition (including all schedules and exhibits thereto) (together, the “Acquisition Agreement”), without giving effect to any modifications, amendments or express waivers thereto that are materially adverse to the Lenders without the consent of the Lead Arranger (not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any reduction in the purchase price shall not be deemed to be materially adverse to the Lenders but any such reduction in excess of $25,000,000 shall be allocated dollar-for-dollar to reduce the Incremental Facility).

(ii) With respect to the Acquired Business and its subsidiaries, no Effect (as defined in the Acquisition Agreement in effect as of the date hereof), since the date of the Acquisition Agreement shall have occurred that has had, or is reasonably likely to have, a Material Adverse Effect (as defined in the Acquisition Agreement in effect as of the date hereof), which Effect (as defined in the Acquisition Agreement in effect as of the date hereof) is continuing.

(iii) The Lead Arranger shall have received a solvency certificate in the form of Exhibit J to the Existing Credit Agreement, executed as of the Closing Date by the chief financial officer of the Borrower.

(iv) The Lead Arranger and the Administrative Agent shall have received (a) customary opinions of counsel to the Borrower and the Subsidiary Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Incremental Facility and the continued perfection of the liens granted thereunder on the Collateral) and such customary corporate resolutions, certificates, borrowing notices and other closing documents and (b) satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Incremental Documentation) lien and security interest in the Capital Stock of Merger Sub substantially concurrently with the borrowing under the Incremental Facility and in the other Collateral (it being understood that the Borrower shall cause the Acquired Business to create and perfect the Collateral of the Acquired Business; provided that to the extent any security interest in the intended Collateral of the Acquired Business is not provided on the Closing Date (because the Refinancing does not occur on the Closing Date or otherwise) after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Incremental Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed).

(v) The Lead Arranger shall have received (A) the consolidated balance sheet, the related consolidated statements of operations, cash flows and shareholders’ equity of the Borrower for the last three fiscal years ended at least 90 days prior to the Closing Date, accompanied by an

Annex II-1

unqualified report thereon of the Borrower’s auditors; (B) an unaudited balance sheet and related statements of operations and cash flows of the Borrower and related statements of operations and cash flows of the Borrower for the comparable periods of the prior fiscal year for each fiscal quarter of the Borrower (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date; (C) the consolidated balance sheet, the related consolidated statements of operations, cash flows and shareholders’ equity of the Acquired Business for the last three fiscal years ended at least 90 days prior to the Closing Date, accompanied by an unqualified report thereon of Acquired Business’s auditors, (D) an unaudited balance sheet and related statements of operations and cash flows of the Acquired Business and related statements of operations and cash flows of the Acquired Business for the comparable periods of the prior fiscal year for the fiscal quarter ended December 31, 2014 and each subsequent fiscal quarter of the Acquired Business (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date and (E) a pro forma balance sheet and related statement of operations of the Borrower and its subsidiaries (including the Acquired Business) as of and for the twelve-month period ending with the latest quarterly or annual period of the Borrower covered by the financial statements set forth in clauses (A) and (B) above, in each case after giving effect to the Transaction, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and comply with in all material respects the requirements of Regulation S-X under the Securities Act. The Lead Arranger acknowledges receipt of the financial statements referred to in clauses (A) and (C) above and the financial statements for the fiscal quarter ended December 31, 2014 of the Borrower referred to in clause (B) above and of the Acquired Business referred to in clause (D) above.

(vi) All fees due to the Administrative Agent, the Lead Arranger and the Lenders on the Closing Date shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arranger shall have been paid; provided, in each case, that such payment may be made from the proceeds of the initial funding under the Facilities on the Closing Date.

(vii) The Administrative Agent shall have received a notice (as described in Section 2.4(a) of the Existing Credit Agreement and as required by Section 6.2(d) of the Existing Credit Agreement) with respect to the Incremental Term Facility in accordance with the terms of the Existing Credit Agreement.

(viii) The Lead Arranger shall have received from the Borrower a complete Information Memorandum not later than 15 consecutive business days prior to the Closing Date (the “Marketing Period”); provided that July 3, 2015 shall not be considered a business day for this purpose.

(ix) An irrevocable notice under the Existing Target Loan Agreement to effect the Refinancing no later than four (4) Business Days following the Closing Date shall have been sent to the Target Loan Agreement Agent substantially concurrently with the borrowing under the Incremental Facility. After giving effect to the Transaction and the Refinancing, the Acquired Business and its subsidiaries shall have no outstanding indebtedness or preferred stock other than indebtedness permitted to be outstanding in accordance with the terms of the Acquisition Agreement, existing capital leases, intercompany debt, purchase money debt and other exceptions to be reasonably agreed by Lead Arranger.

(x) The Borrower and each of the Subsidiary Guarantors and the Acquired Business and its subsidiaries shall have provided at least three business days prior to the Closing Date the documentation and other information to the Administrative Agent that are required by regulatory

Annex II-2

authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, that have been requested in writing by the Administrative Agent at least five business days prior to the Closing Date.

(xi) Following the date hereof, there shall have been no amendments to the Existing Credit Agreement that are materially adverse to the Initial Incremental Lender without the consent of the Initial Incremental Lender.

Annex II-3